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                                                                  EXHIBIT (i)(2)

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                 December 18, 2009

Van Kampen Trust II
522 Fifth Avenue
New York, New York 10036

     Re: Van Kampen Trust II, on behalf of its series, Van Kampen Flexible Opportunities Fund
         (File Nos. 333-153900 and 811-22242)

Ladies and Gentlemen:

     We hereby consent to the reference to our firm under the heading "Legal Counsel" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP